SEVENTH SUPPLEMENT DATED MAY 4, 1998
                     TO SIXTH SUPPLEMENT DATED APRIL 3,1998,
                      FIFTH SUPPLEMENT DATED APRIL 1, 1998,
                     FOURTH SUPPLEMENT DATED MARCH 23,1998,
                    THIRD SUPPLEMENT DATED FEBRUARY 25, 1998,
                    SECOND SUPPLEMENT DATED JANUARY 21, 1998,
                 PROSPECTUS SUPPLEMENT DATED DECEMBER 19, 1997,
                      TO PROSPECTUS DATED NOVEMBER 26, 1997
                             COSTCO COMPANIES, INC.

         The following table sets forth certain information as of May 4, 1998 as to the security ownership of persons not named as Selling Securityholders in the Prospectus dated November 26, 1997 ("Prospectus") or the Prospectus Supplements dated December 19, 1997, or January 21, February 25, March 23, April 1, and April 3, 1998 ("Prospectus Supplements"), and information reflecting additional securities offered by Donaldson, Lufkin & Jenrette Securities Corp. ("DLJ") since it was last named as a Selling Securityholder. Amounts shown are not adjusted for any sales that Selling Securityholders may have made pursuant to the Registration Statement of which the Prospectus and Prospectus Supplements form a part. DLJ has provided and will continue to provide financial advisory services to Costco Companies, Inc. (the "Company") for which DLJ has received customary fees. Hamilton E. James, a Managing Director of DLJ, is a member of the Board of Directors of the Company. Except as set forth for DLJ, none of the Selling Securityholders listed below has had a material relationship with the Company or any of its predecessors or affiliates within the past three years.

                              Face Amount of Notes  Shares of Common Stock Owned
Selling Securityholder      Owned Prior to Offering      Prior to Offering1
                                      ($)
Donaldson, Lufkin & Jenrette
 Securities Corporation             87,770,0002                  996,584
Van Reed Growth Fund                    500,000                    5,677
Walnut Street Associates                200,000                    2,270





     1 Includes the Shares into which the Notes are convertible.

     2 Includes securities previously registered.

     The date of this Prospectus Supplement is May 4, 1998